Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

~ Generated FFO of $0.39 per Diluted Share For Fourth Quarter 2011 ~
~ Grew Rental Income 12.5% Quarter Over Quarter ~
~ Acquired Six Properties in 2011 for $28.0 Million ~

GREAT NECK, New York, March 14, 2012 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the  quarter and year ended December 31, 2011.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “During 2011, we continued to build on our 2010 success in growing and improving our portfolio through select acquisitions and dispositions.  In 2011, we acquired six properties and sold one, using our network of relationships to secure additional properties that will contribute to our growth in the coming years.  We ended the year with occupancy at 97.6% which supports strong cash flow.  As we enter 2012, One Liberty is well positioned to balance additional acquisitions and solid occupancy with select divestitures to further enhance cash flow in our efforts to drive increased value for our stockholders.”

Operating Results:

Total revenues for the three months ended December 31, 2011 increased 12.5% to $11.7 million, compared to $10.4 million for the three months ended December 31, 2010.  Revenues benefited from the contribution of the Company’s 2010 and 2011 acquisitions.

Income from continuing operations in the fourth quarter of 2011 increased 107% to $3.1 million, or $0.21 per diluted share, compared to $1.5 million, or $0.12, per diluted share in the fourth quarter of 2010.  Contributing to the improvement was the increase in revenues and the $493,000 decrease in interest expense.  Interest expense decreased primarily as a result of the decrease in mortgage interest expense and, to a lesser extent, the decrease in the Company’s outstanding credit line balance.

The Company generated Funds from Operations (“FFO”) of $5.7 million, or $0.39 per diluted share, for the quarter ended December 31, 2011, as compared to $4.1 million or $0.35 per diluted share in the corresponding period of the prior year.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

The per share results for the three and twelve months ended December 31, 2011 take into account the issuance of shares issued under One Liberty’s dividend reinvestment program and 2.7 million shares in the Company’s February 2011 public offering.  The Company used a portion of the approximately $40.6 million of net proceeds it received from the offering to reduce the outstanding credit line balance and payoff certain mortgages bearing high interest rates.

Full Year 2011 Operating Results:

Total revenues increased 10.2% to $45.2 million compared to $41 million for 2010.  Revenues increased due to the impact of acquisitions.

Income from continuing operations increased 52.8% to $12.5 million, or $0.87 per diluted share, compared to $8.2 million, or $0.71 per diluted share, in 2010.  Contributing to the improvement were the increased revenues, a $1.2 million gain on settlement of debt and a $899,000 decrease in interest expense.  Interest expense decreased due primarily to the reduction in the outstanding credit line balance and to a lesser extent reduced mortgage interest expense.

Net income attributable to One Liberty was $13.7 million, or $0.96 per diluted share in 2011, compared to $9.3 million, or $0.81 per diluted share in 2010.

FFO for 2011 was $22.8 million, or $1.61 per diluted share, compared to 2010 FFO of $18.2 million, or $1.58 per diluted share.

Balance Sheet:

At December 31, 2011, the Company had $12.7 million of cash and cash equivalents, total assets of $460.7 million, total debt of $225.8 million (including $20 million outstanding on the credit line) and total equity of $218.9 million.

Subsequent Events:

In February 2012, the Company entered into a joint venture with an affiliate of Trammell Crow Company with respect to a property we acquired in 2003. The venture contemplates redeveloping the property, which is located on a 6.2 acre site in Plano, Texas, into up to two Class A office buildings. The redevelopment of this property is subject to, among other things, obtaining the necessary equity and debt financing, sufficient tenant commitments and requisite third party approvals. The property is currently leased by the venture to a retail tenant on a short term lease.

In March 2012, we acquired three Applebee’s restaurant locations in the Atlanta, Georgia area for approximately $8.6 million. The properties are subject to individual long term net leases and the annual base rent with respect thereto is approximately $664,000.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Rental income, net - Note 1	$11,746	$10,438	$45,240	$40,984

Operating expenses:
Depreciation and amortization	2,528	2,343	9,599	8,657
General and administrative	1,710	1,529	7,017	6,341
Real estate acquisition costs	37	273	213	1,010
Real estate expenses	697	782	2,604	2,143
Leasehold rent	77	77	308	308
Total operating expenses	5,049	5,004	19,741	18,459

Operating income	6,697	5,434	25,499	22,525

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	110	93	350	446
Gain on disposition of real estate held by
unconsolidated joint venture	-	-	-	107
Gain on settlement of debt	-	-	1,240	-
Other (loss) income	(97)	42	(35)	308
Interest:
Expense	(3,442)	(3,935)	(13,675)	(14,574)
Amortization of deferred financing costs	(187)	(174)	(868)	(626)

Income from continuing operations	3,081	1,460	12,511	8,186

Income from discontinued operations	-	180	277	885
Net gain on sales	-	-	932	235
Income from discontinued operations - Note 2	-	180	1,209	1,120

Net income	3,081	1,640	13,720	9,306
Plus net loss attributable to non-controlling interest	4	-	4	-

Net income attributable to One Liberty Properties, Inc.	$3,085	$1,640	$13,724	$9,306

Net income per common share - diluted:
Income from continuing operations	$0.21	$0.12	$0.87	$0.71
Income from discontinued operations	-	0.02	0.09	0.10
Net income per common share - diluted	$0.21	$0.14	$0.96	$0.81

Funds from operations - Note 3	$5,710	$4,103	$22,825	$18,160

Funds from operations per common share-diluted - Note 4	$0.39	$0.35	$1.61	$1.58

Weighted average number of common and
unvested restricted shares outstanding:
Basic	14,559	11,531	14,153	11,465
Diluted	14,659	11,631	14,203	11,510

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $428 and $1,401 for the three months and year ended December 31, 2011 and $(138) and $1,141 for the three months and year ended December 31, 2010.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $ 0 and $(4)
for the three months and year ended December 31, 2011 and $(2) and $(6) for the three months and year ended December 31, 2010.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Note 3 - Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$3,085	$1,640	$13,724	$9,306
Add: depreciation of properties	2,507	2,367	9,588	8,829
Add: our share of depreciation in unconsolidated joint ventures	97	78	371	314
Add: amortization of capitalized leasing expenses	21	18	74	53
Deduct: net gain on sales of real estate	-	-	(932)	(235)
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	-	(107)
Funds from operations	$5,710	$4,103	$22,825	$18,160

Note 4 - Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.21	$0.14	$0.96	$0.81
Add: depreciation of properties	0.17	0.20	0.68	0.77
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.03	0.03
Add: amortization of capitalized leasing expenses	-	-	0.01	-
Deduct: net gain on sales of real estate	-	-	(0.07)	(0.02)
Deduct: our share of net gain on sale-unconsolidated joint venture	-	-	-	(0.01)
Funds from operations per common share-diluted	$0.39	$0.35	$1.61	$1.58

5

	ONE LIBERTY PROPERTIES, INC.
	CONDENSED BALANCE SHEETS
	(Amounts in Thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Real estate investments, net	$412,611	$391,763
Property held for sale (including related assets of $808)	-	10,678
Investment in unconsolidated joint ventures	5,093	4,777
Cash and cash equivalents	12,668	7,732
Available for sale securities	396	422
Unbilled rent receivable	12,567	11,149
Unamortized intangible lease assets	11,996	10,887
Other assets	5,405	7,215
Total assets	$460,736	$444,623

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$205,849	$215,308
Line of credit	20,000	36,200
Unamortized intangible lease liabilities	5,166	4,982
Other liabilities	10,774	8,950
Total liabilities	241,789	265,440

Total One Liberty Properties, Inc. stockholders' equity	218,285	179,183
Non-controlling interest in joint venture	662	-
Total equity	218,947	179,183
Total liabilities and equity	$460,736	$444,623